Exhibit (99.2)

[USEC Letterhead]

FOR IMMEDIATE RELEASE:                  CONTACT:
June 21, 2000                           Charles Yulish:    (301)564-3391
                                        Elizabeth Stuckle:  301-564-3399


                        USEC to Cease Uranium Enrichment
                  at the Portsmouth, Ohio Facility in June 2001
          -Portsmouth Transfer and Shipping Operations to Remain Open-
                    Company to Return Plant to DOE June 2002-
              -USEC to Seek Worker Transition to Government Site-
                        -Environmental Restoration Jobs-


          Bethesda, MD - USEC Inc. (NYSE: USU) announced today that it will cease uranium enrichment operations at the Portsmouth plant in Piketon, Ohio, beginning in June 2001. The Company also announced that it will seek prompt government action to transition as many affected employees as possible to government site environmental restoration jobs.

          The choice to continue to operate the Company's Paducah, Kentucky, production plant provides long-term financial benefits, more attractive power price arrangements, operational flexibility for power adjustments and a history of reliable operations.

          No significant layoffs are expected at the Portsmouth plant as a result of this decision until June 2001. After enrichment ceases in June 2001, there will be several stages of workforce reduction as USEC prepares the enrichment portion of the plant to be returned to the U.S. Department of Energy
(DOE) in June 2002. As discussions are completed for the transition to DOE, specific information will be provided as to the phased timing of post-June 2001 personnel reductions. USEC leases its two enrichment facilities from the DOE.

          USEC will continue to operate its transfer and shipping activities at the Portsmouth plant for about four or five years after enrichment has ceased, until similar facilities are available at the Paducah plant. The transfer and shipping facility transfers USEC's enriched uranium product into transportation cylinders and prepares them for shipping to fuel fabricators.

          "The decision to cease enrichment at one of our facilities was necessary given the business challenges facing the uranium enrichment industry," said James R. Mellor, chairman of USEC's Board of Directors. "Choosing to close the Portsmouth plant was an extremely difficult decision because of the impact it will have on the lives of many of our workers, their families and the communities surrounding the plant.


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          "We deeply regret having to take this action, but we clearly could not continue to operate two production plants," said William H. Timbers, USEC president and chief executive officer. "We are working hard to achieve a transition of employees to government site environmental restoration jobs. This will be a major challenge, and we are asking the government, our employees, the unions and the communities to work together with us to achieve this goal."

          Key business factors in the decision to reduce operations to a single production plant include a global overcapacity of enrichment and lower demand in an increasingly competitive market. "With high production costs and production at only 25 percent capacity at both plants, we must consolidate our production," said Timbers. "By increasing capacity utilization at a single plant, USEC will reduce production costs and strengthen the competitiveness of our core business going forward."

          Reaching the decision on which plant to close involved evaluating many business considerations. Key factors were long-term and short-term power costs, operational performance and reliability, design and material condition of the plants, risks associated with meeting customer orders on time, and other factors relating to assay levels, financial results and new technology issues.

          USEC Inc. is the world's leading supplier of enriched uranium fuel for commercial power plants. A global energy company, USEC has its headquarters in Bethesda, Md.


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